Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Units, no par value, including Class B Common Units, of Steel Partners Holdings L.P.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 16, 2012	WGL CAPITAL CORP.

	By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein Chief Executive Officer

STEEL PARTNERS, LTD.

By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein Chief Executive Officer

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN